UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 25, 2009

SAN JOAQUIN BANCORP __________________________________________________________________________________________________________________________ (Exact name of registrant as specified in charter)

California	000-52165	20-5002515

(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
Incorporation)

1000 Truxtun Avenue, Bakersfield, California 93301
(Address of Principal Executive Offices) (Zip Code)

661-281-0360
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

San Joaquin Bancorp (the “Company”) originates fixed and variable-rate loans. Fixed-rate loans expose the Company to variability in their fair value due to changes in interest rates. As a result, the Company had been utilizing interest rate swap agreements that had the effect of converting the stream of interest payments on the interest rate swaps, together with the fixed rate loans, into a stream of payments based upon variable rates. The counterparty in connection with these swap agreements is Pacific Coast Bankers’ Bank (“PCBB”), located in San Francisco, California, pursuant to a master agreement and credit support annex dated as of April 22, 2005 (the “Agreement”).

On August 25, 2009, PCBB notified our subsidiary, San Joaquin Bank (the “Bank”), that PCBB was exercising a right to declare an early termination event under the Agreement with respect to all interest rate swap agreements based on the Bank having not satisfied the minimum capital requirements for an adequately capitalized institution under applicable bank regulatory guidelines.

The interest rate swap agreements provide for a series of payments based upon fixed rates ranging from 3.24% to 6.09% in exchange for receiving a series of floating rate payments based upon the one-month, three-month, or six-month LIBOR over remaining terms ranging from approximately 2.7 to 18.1 years. As of the termination date, the interest rate swap agreements had a notional amount of approximately $191,192,000, a negative fair value of approximately $22,438,000, and were reflected on the Company’s balance sheet as liabilities. The Company had investment securities with a market value of approximately $26,536,000 pledged as collateral for the interest rate swap liabilities pursuant to the Agreement.

In order to terminate the interest rate swap agreements, the Bank intends to sell certain of its available-for-sale securities which have an amortized cost basis of $22,539,000 and a market value of $22,492,000 at a loss of $25,000, net of taxes. The proceeds from the sale will be used to pay an early termination fee on August 31, 2009 to PCBB equal to the fair value of the interest rate swap agreements.

Prior to termination, the interest rate swaps were accounted for as fair value hedges. Post termination, the derivatives embedded in the hedged fixed rate loan assets will continue to be carried at fair value on the balance sheet in accordance with SFAS 133. Subsequent changes in the fair value of the derivatives will be reflected in the Company’s income statement.

Following termination, assets will decrease by $22,413,000 and liabilities will decrease by $22,438,000 due to the sale of securities and subsequent termination payment necessary to extinguish the interest rate swap liabilities. Capital will only decrease by the amount of the net loss on the sale of securities, as discussed above. As a result of the decrease in assets, the Company projects that the Bank’s Tier 1 risk-based capital ratio and total risk based capital ratios will slightly improve. However, these amounts could vary due to other changes in the Company’s financial condition and results of operations during the remainder of the current quarter.

At the date of termination, the Bank was paying approximately $750,000 per month in interest to PCBB as a result of the net settlement of the interest rate swaps. As a result of the termination, these payments will cease and Company management expects that interest income will be positively impacted in the near term by approximately the same amount.

Item 9.01. Financial Statements and Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAN JOAQUIN BANCORP

By:	/s/ Bart Hill

President

Date: August 28, 2009